EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix: Mitchell Dann, Chairman and Interim CEO (763) 475-1400

UROLOGIX REPORTS FISCAL 2008 THIRD QUARTER RESULTS

Company receives FDA Approval

MINNEAPOLIS — April 24, 2008 — Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal 2008 third quarter ended March 31, 2008. Revenue for the third quarter of fiscal 2008 was $3.1 million or 39 percent less than the $5.1 million reported in the same period of fiscal 2007 and 19 percent less than $3.8 million reported in the second quarter of this fiscal year. Net loss for the third quarter of fiscal 2008 was $2.1 million, or a loss of $0.15 per diluted share, compared to a net loss of $777,000 or a loss of $0.05 per diluted share, in the third quarter of fiscal 2007. For the nine months ended March 31, 2008, revenue was $11.2 million compared to $16.5 million for the nine months of the prior year period. The net loss for the nine months ended March 31, 2008 was $12.7 million, or $0.88 per diluted share, compared to a net loss of $1.2 million, or $0.08 per diluted share, for the nine months ended March 31, 2007. The net loss for the nine months ended March 31, 2008 includes a net non-cash impairment charge of $8.6 million, or $0.60 per diluted share, taken in the quarter ended December 31, 2007. At March 31, 2008, the Company’s cash balance was $11.7 million, a decrease of $412,000 from the prior quarter.

On March 31, 2008, the Company received FDA approval of its new Cooled ThermoTherapy™ treatment catheter CTC Advance™. The CTC Advance treatment catheter builds upon the proven safety, efficacy and durability of Urologix’ CTC Cooled ThermoTherapy Catheter for treatment of Enlarged Prostate Disease. At the upcoming American Urological Society meeting in May there will be a presentation on the long term durability of CTC.

The third quarter revenue decline from the prior year’s third quarter and from the second quarter of fiscal 2008 is a result of reduced orders for procedure kits and reduced number of procedures performed by Urologix-owned Cooled ThermoTherapy™ mobile services. Revenue from catheter sales to direct accounts constituted 39 percent of overall revenue in the third quarter as compared to 41 percent in the second quarter. Revenue derived from the Urologix-owned Cooled ThermoTherapy™ mobile service declined 7 percent from that reported in the second quarter of fiscal 2008 and constituted 54 percent of overall revenue in the third quarter of fiscal 2008 compared to 47 percent in the second quarter of fiscal 2008. Third party mobile revenue represented approximately 5 percent of overall revenue compared to 9 percent of revenue in the prior quarter.

The factors that contributed to the third quarter’s sequential and year over year decline in revenue included:

•

The Company has historically offered end-of-quarter discounts or other customer incentives to purchase product. This resulted in some customers acquiring more product than required to meet their immediate needs. The Company did not offer any end of quarter promotions during the third quarter.

•

The Company has a number of accounts that did not reorder during the quarter. While this was partially offset by a number of new accounts added during the quarter, there was still a net reduction in accounts ordering.

•	The Company experienced turnover in its direct field sales organization during the quarter. Sales coverage has now been restored in the affected territories.

•	The reduction in sales in our mobile business is a result of merging one of our mobile routes into a third-party mobile and disruption in another of our mobile routes due to employee turnover.

•	The Company was not able to meet customer demand for Prostaprobes® during the quarter. The Company has made a submission to the FDA for the manufacture of Prostaprobes®.

Gross profit for the third quarter of fiscal 2008 was $1.4 million, or 46 percent of revenue, compared to 53 percent of revenue in the third quarter of fiscal 2007, and 49 percent of revenue in the prior quarter. The decline in gross profit as a percent of revenue when compared to both the prior year quarter and the second quarter of fiscal 2008 is largely due to unabsorbed manufacturing expenses as a result of the decline in sales, as well as an increase in the lower-margin Urologix-owned mobile service revenue as a percent of total revenue.

“Since joining the board and stepping into the interim CEO role two months ago, I have had an opportunity to evaluate our business. This evaluation has affirmed my confidence in Urologix’ Cooled Thermo-Therapy products and the value they provide to patients, physicians and payors in the treatment of BPH or Enlarged Prostate Disease. I believe Urologix offers the best in-office based technology for the treatment of enlarged prostates, in terms of the breadth of prostate size treated, efficacy and durability of results. Unfortunately, the Company has been challenged in the marketplace as evidence by our financial results. We believe our business can be improved by returning to a back-to-basics business strategy. As we implement this back-to-basics strategy and focus on execution, we believe this will lead to a return to revenue growth,” stated Mitchell Dann, Chairman and Interim CEO.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2008 third quarter results on Thursday, April 24th, at 3:30 p.m. Central Time. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave®, Targis® and Prostatron® control units and the Cooled ThermoCath® , Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort—and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s plans and future revenue and operating performance, statements about the Company’s ability to develop and market new products, and statements about the Company-owned Cooled ThermoTherapy mobile service. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other documents filed with the Securities and Exchange Commission.

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007
Sales	$3,092	$5,073	$11,245	$16,499
Cost of goods sold and asset impairment	1,683	2,364	5,240	7,220

Gross profit	1,409	2,709	6,005	9,279

Costs and expenses:
Selling, general and administrative	2,958	2,743	8,080	8,507
Research and development	668	814	2,181	2,070
Amortization and impairment of identifiable intangible assets	6	71	56	213
Impairment of goodwill	—	—	10,193	—

Total costs and expenses	3,632	3,628	20,510	10,790

Operating income (loss)	(2,223)	(919)	(14,505)	(1,511)
Interest income	82	142	349	411

Income (loss) before income taxes	(2,141)	(777)	(14,156)	(1,100)
Income tax expense (benefit)	—	—	(1,501)	57

Net income (loss)	$(2,141)	$(777)	$(12,655)	$(1,157)

Net income (loss) per common share—basic	$(0.15)	$(0.05)	$(0.88)	$(0.08)

Net income (loss) per common share—diluted	$(0.15)	$(0.05)	$(0.88)	$(0.08)

Weighted average number of common shares outstanding—basic	14,333	14,333	14,333	14,332

Weighted average number of common shares outstanding—diluted	14,333	14,335	14,333	14,332

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	March 31, 2008	June 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$11,705	$12,250
Accounts receivable, net	1,712	4,071
Inventories	1,916	2,421
Prepaids and other current assets	199	40

Total current assets	15,532	18,782

Property and equipment:
Property and equipment	12,628	12,306
Less accumulated depreciation	(10,581)	(9,973)

Property and equipment, net	2,047	2,333
Other assets	807	1,034
Goodwill	—	10,193
Identifiable intangible assets, net	173	311

Total assets	$18,559	$32,653

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$723	$948
Accrued compensation	456	756
Deferred income	214	229
Other accrued expenses	911	782

Total current liabilities	2,304	2,715
Deferred tax liability	—	1,519
Deferred income	401	544

Total liabilities	2,705	4,778

Shareholders’ equity:
Common stock	143	143
Additional paid-in capital	113,179	112,545
Accumulated deficit	(97,468)	(84,813)

Total shareholders’ equity	15,854	27,875

Total liabilities and shareholders’ equity	$18,559	$32,653